SECURITIES AND EXCHANGE COMMISSION

Washington, DC  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report:  November 26, 2002

(Date of earliest event reported)

UAL CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	1-6033	36-2675207
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1200 Algonquin Road, Elk Grove Township, Illinois	60007
(Address of principal executive offices)	(Zip Code)

                          Registrant's telephone number, including area code: (847) 700-4000

Not Applicable

(Former name or former address, if changed since last report)

ITEM 5.            OTHER EVENTS.

UAL Corporation ("UAL" or the "Company") today announced details of the tentative as well as the ratified labor agreements among UAL, United Air Lines, Inc. ("United") and its pilots, flight attendants, mechanics, ramp workers, public contact employees, meteorologists and dispatchers.  The Company also announced details of its cost savings plan for salaried and management employees.

The new union agreements, which would extend each group's contract through May 15, 2008, will take effect upon the closing of a loan facility for the Company guaranteed in substantial part by the Air Transportation Stabilization Board (the "ATSB"), participation by all employee groups in the recovery program on terms reasonably acceptable to the Company and such groups and respective union membership ratification.  If the conditions are not satisfied by December 31, 2002 the agreements will not become effective.  The new arrangement for salaried and management employees has similar conditions and covers the same five-and-a-half year period.

ALPA

The pilot agreement has been endorsed by the Master Executive Council of the Air Line Pilots Association ("ALPA") and ratified by the ALPA membership.  The agreement amends the United pilot collective bargaining agreement (as amended, the "Pilot Agreement") to reduce the pilots' hourly pay rates by 18% effective the first day of the pay month following the satisfaction of the aforementioned conditions (the "Effective Date") and to cancel 4.5% increases in hourly pay rates scheduled for each of May 1, 2003 and May 1, 2004.  These increases are to be replaced with a 4.5% increase on November 1, 2004, a 4.5% increase on May 1, 2005, a 4.5% increase on May 1, 2006 and a 6.9% increase on May 1, 2007.

The Pilot Agreement further provides for adjustments to the fleet size and block hour requirements that will enable United to reduce capacity while expanding regional jet operations under a smaller mainline fleet.  It also relieves the Company of certain furlough and pay protection costs associated with the current agreement, and creates a cost-neutral incentive program to encourage voluntary leaves and early retirements from United.

The Pilot Agreement provides for the issuance to United pilots who are represented by ALPA of options to acquire UAL common stock.  These options are to be granted on the Effective Date under a new stock option plan for all employees (including salaried and management), total grants under which are to represent 30% of the fully diluted common equity of UAL post-issuance (disregarding all outstanding stock options with an exercise price in excess of $20).  The pilots' participation in the plan will be proportional to their participation in the overall financial recovery as measured by the approximate relative value of their concessions.  The exercise price for these options, for both the pilots and other employees, will be $2.58 (the average closing price of the UAL common stock during the 30 consecutive trading days prior to the ratification by ALPA).  The options will be exercisable for a period of 10 years from the date of grant and will vest in three equal installments on the date of grant and the first and second anniversaries thereof.

The Pilot Agreement also provides for profit-sharing for pilots from 2004 through 2008.  Profit-sharing will be extended to all employees under a new plan to be implemented in connection with the financial recovery program.  Total payouts to all employees under the plan will be equal to the excess of 15% of the annual earnings of UAL before interest and taxes (excluding unusual, special or extraordinary charges) over specified annual thresholds, which vary over the term of the agreement from 4.0% in 2004 to 12.0% in 2008 of UAL's net revenues.  The pilots' participation again will be proportional to their participation in the overall financial recovery program.  The profit-sharing will be subject to a cap of 6% of employee total cash compensation, excluding certain specified items.

The Pilot Agreement further provides for protection of United pilots in the event of an acquisition by UAL or United of assets of another air carrier or of 50% or more of the voting power of all outstanding voting securities of a domestic air carrier before March 1, 2009.  UAL further agreed, in the event of a Chapter 11 bankruptcy filing after the closing of a loan facility guaranteed in substantial part by the ATSB, not to support a Section 1113/1114 proceeding in bankruptcy prior to November 30, 2003, except in the event of substantial and adverse deviations of United's operating cash flow from the business plan submitted to the ATSB or the event of war or a sudden, unforeseen and substantial disruption of air travel.

Also in connection with the Pilot Agreement, UAL has agreed to amend the UAL ESOP plans, with the consent of both ALPA and the International Association of Machinists and Aerospace Workers, to permit all ESOP participants to begin to diversify up to a maximum of 50% (in annual increments of up to 10%) of their ESOP holdings into other investment options under the ESOP plans.

AFA

The tentative flight attendant agreement has been endorsed by the Master Executive Council of the Association of Flight Attendants ("AFA") and recommended for AFA membership ratification this month.  The agreement amends the United flight attendant collective bargaining agreement (as amended, the "Flight Attendant Agreement") to reduce the flight attendants' hourly pay rates by 3.95% on the Effective Date and to cancel the 2% increase in hourly pay rates scheduled for March 1, 2004 and the 5% lump-sum payments in each of 2003 and 2005.  These increases are to be replaced with a 2.08% increase on December 1, 2007 and a 1.99% increase on May 15, 2008.  The Flight Attendant Agreement also cancels wage arbitrations scheduled in years 2003-2006 and provides for a variable pay increase of up to 2% if United exceeds target profitability thresholds in 2006 and/or 2007.

The Flight Attendant Agreement also includes non-wage concessions the Company expects will yield additional savings over the same five-and-a-half year period.  Included in these are a two-year suspension of cost-of-living adjustments, deferrals of premium pay increases and an improvement to vacation accrual for the term of the recovery program and reductions to understaffing pay and layover hotel requirements.

The Flight Attendant Agreement also provides for the issuance of stock options, participation in the profit-sharing plan and an agreement with UAL for the Company and United not to support a Section 1113/1114 proceeding in bankruptcy, each on the same terms as described above for the pilots (as adjusted, in the case of the stock options and profit-sharing, to reflect the level of participation of the flight attendants in the overall financial recovery program).  The Flight Attendant Agreement further provides for protection in the event of an acquisition of assets of another air carrier by UAL or United before March 1, 2009 and for protection in the event of an acquisition by a third party of 50% or more of the equity or assets of UAL or United before May 15, 2008.

IAM

The tentative agreement with mechanics and other employees represented by District 141M of the International Association of Machinists and Aerospace Workers ("IAM") has been endorsed by District 141M and recommended for IAM membership ratification this month.  The tentative agreement with ramp workers and public contact and other employees represented by District 141 of the IAM has been endorsed by District 141 and recommended for IAM membership ratification this month.  The agreements amend the United IAM collective bargaining agreements (as amended, the "IAM Agreements") to reduce the hourly pay rates by 6% or 7% depending on job function, in each case on the Effective Date, and to cancel all planned wage increases.  These increases are to be replaced with a 1.5% increase on each of December 1, 2004 and December 1, 2005 and a 2% increase on December 1, 2006.  In addition, certain IAM employees will receive a 2.35% increase on December 1, 2007 and others will receive a 1.25% increase at that time.  The IAM Agreements also provide that the first four days of vacation will be unpaid for each of 2003-2007.

The IAM Agreements also provide for the issuance of stock options, participation in the profit-sharing plan, an agreement with UAL for the Company not to support a Section 1113/1114 proceeding in bankruptcy and ESOP diversification, each on the same terms as described above for the pilots (as adjusted, in the case of the stock options and profit-sharing, to reflect the level of participation of the IAM employees in the overall financial recovery program).

TWU

The meteorologist agreement with the Transport Workers Union ("TWU") has been ratified by the union members.  The agreement amends the United meteorologist collective bargaining agreement (as amended, the "Meteorologist Agreement") to reduce the meteorologists' monthly pay rates by 8% on the Effective Date and to cancel the 4% increases in monthly pay rates scheduled for each of December 1, 2003, December 1, 2004 and December 1, 2005.  These increases are to be replaced with a 2% increase on each of November 1, 2004, May 1, 2005 and May 1, 2006 and a 2.4% increase on May 1, 2007.

The Meteorologist Agreement also provides for the issuance of stock options, participation in the profit-sharing plan and an agreement with UAL for the Company not to support a Section 1113/1114 proceeding in bankruptcy, each on the same terms as described above for the pilots (as adjusted, in the case of the stock options and profit-sharing, to reflect the level of participation of the meteorologists in the overall financial recovery program).

PAFCA

The tentative flight dispatcher agreement has been endorsed by the Professional Airline Flight Control Association ("PAFCA") and recommended for membership ratification this month.  The agreement amends the United flight dispatcher collective bargaining agreement (as amended, the "Dispatch Agreement") to reduce the flight dispatchers' hourly and monthly pay rates by 8% on the Effective Date and to cancel the 4% increases scheduled for each of June 22, 2003 and June 20, 2004.  These increases are to be replaced with a 2% increase on each of November 1, 2004, May 1, 2005 and May 1, 2006 and a 2.4% increase on May 1, 2007.  The Dispatch Agreement also relieves the Company of certain furlough protections.

The Dispatch Agreement also provides for the issuance of stock options, participation in the profit-sharing plan and an agreement with UAL for the Company not to support a Section 1113/1114 proceeding in bankruptcy, each on the same terms as described above for the pilots (as adjusted, in the case of the stock options and profit-sharing, to reflect the level of participation of the flight dispatchers in the overall financial recovery program).

SAM

The cost-savings arrangement for salaried and management ("SAM") employees provides for an overall reduction on the Effective Date of the salaries of the non-officer SAM employees of between 2.8% and 10.7% and the cancellation of planned merit salary increases in 2002.

The SAM arrangement also provides for the issuance of stock options, participation in the profit-sharing plan and ESOP diversification, each on the same terms as described above for the pilots (as adjusted, in the case of the stock options and profit-sharing, to reflect the level of participation of the SAM employees in the overall financial recovery program).

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: Certain information in this Form 8-K is forward-looking and involves risks and uncertainties that could result in actual results differing materially from expected results.  Forward-looking statements represent the company's expectations and beliefs concerning future events, based on information available to the company at the date of this filing.  Some factors that could significantly impact the company's performance and financial condition include, without limitation: the economy and the demand for air travel; the effects of any hostilities or act of war (in the Middle East or elsewhere) or any terrorist attacks; the higher costs associated with new airline security directives and any other increased regulation of air carriers; the significantly higher costs of aircraft insurance coverage for future claims caused by acts of war, terrorism, sabotage, hijacking and other similar perils, and the extent to which such insurance will continue to be available; the ability to raise and the cost of financing in light of the September 11 events and the possibility of any further credit downgrades to the company; the cost of crude oil and jet fuel; industry capacity decisions; the success of the company's financial recovery plan and further profit-improvement initiatives; the ratification of labor agreements by each of the unions and the satisfactory participation in the financial recovery program by each employee group; the outcome of the ATSB loan guarantee process; and actions of the U.S., foreign and local governments.

Investors should not place undue reliance on the forward-looking information contained herein, which speaks only as of the date of this filing.  The company disclaims any intent or obligation to update or alter any of the forward-looking statements, whether in response to new information, unforeseen events, changed circumstances or otherwise.

ITEM 7.            FINANCIAL STATEMENTS AND EXHIBITS.

Exhibit No.          Description

       99.1             Press Release issued November 26, 2002 (incorporated by reference in this Form 8-K)

SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UAL CORPORATION

By:	/s/ Frederic F. Brace
Name:	Frederic F. Brace
Title:	Executive Vice President and Chief Financial Officer

Dated: November 26, 2002